Exhibit 5.1

WILLKIE FARR & GALLAGHER LLP

787 SEVENTH AVENUE

NEW YORK, NEW YORK 10019-6099

May 16, 2019

Melinta Therapeutics, Inc.

44 Whippany Road

Morristown, NJ 07960

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Melinta Therapeutics, Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of (i) 1,871,028 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), reserved for issuance pursuant to the Company’s 2018 Stock Incentive Plan (as amended and restated, the “Plan”), and (ii) 100,000 shares of Common Stock reserved for issuance pursuant to the Employment Inducement Stock Option Grant Agreement and the Employment Inducement Restricted Stock Unit Award Agreement with Timothy Simon (the “Grants”), in each case, as adjusted to reflect the one-for-five reverse stock split which was effected on February 22, 2019.

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

Based on the foregoing, we are of the opinion that, when the Registration Statement becomes effective under the Act, Common Stock to be issued by the Company under the Plan and the Grants, when duly issued and delivered pursuant to the terms of the Plan and the Grants, as applicable, will be legally issued, fully paid, and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and any rules and regulations promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP